Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES SECOND QUARTER 2011

FINANCIAL RESULTS

~ Second Quarter Net Sales Increased 4.0% to $175.5 Million ~

~ Second Quarter Net Income of $5.3 Million, or $0.19 per Diluted Share ~

TOANO, Va. July 26, 2011 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the second quarter and six months ended June 30, 2011.

Second Quarter Results

Net sales increased 4.0% to $175.5 million in the second quarter of 2011 from $168.7 million in the second quarter of 2010. At comparable stores, net sales decreased 7.9% for the quarter, in comparison to an increase of 5.5% for the second quarter of the prior year. The Company believes a value-conscious consumer generally became more price sensitive and cautious with regard to large-ticket discretionary purchases, reducing the number of customers invoiced, particularly in the early spring. Net sales at non-comparable stores increased $20.1 million over the prior year period, including the net sales from 11 new stores opened during the second quarter.

Gross margin was 34.0% in the second quarter of 2011, a decrease from 34.7% in the second quarter of 2010. Gross margin was adversely impacted by higher transportation costs, a greater proportion of net sales at promotional prices, and increased investment in international quality control procedures, partially offset by benefits from sourcing initiatives and net sales mix shifts.

Selling, general and administrative (SG&A) expenses were $51.1 million, or 29.1% of net sales, for the second quarter of 2011 compared to $43.9 million, or 26.0% of net sales, for the second quarter of 2010. The increase in SG&A expenses as a percentage of net sales for the second quarter of 2011 reflects an increase in certain payroll and occupancy costs of the Company’s new stores, including Canada, increased advertising spend, depreciation of the integrated information technology solution, and increases in certain other costs, including professional services and bankcard discount rate fees.

Net income decreased 41.9% to $5.3 million, or $0.19 per diluted share, in the second quarter of 2011 compared to $9.1 million, or $0.32 per diluted share, in the second quarter of the prior year. The effective tax rate was 39.5% in the second quarter of 2011 and 38.6% in the second quarter of 2010, with the increase in 2011 primarily due to increases in certain reserves and higher state income taxes.

Jeffrey W. Griffiths, Chief Executive Officer, commented, “Our second quarter net sales and earnings per diluted share were in-line with our revised expectations communicated earlier this month. As we previously reported, we believe value-conscious consumers became more price sensitive and cautious in their discretionary spending in the second quarter. However, our annual Big Sale drew a strong customer response due to the strength of our value proposition and targeted promotional pricing. We remain focused on further improving our operations and building a foundation for long-term success and believe that we are well positioned to continue our growth.”

First Six Months Results

Net sales increased 4.8% to $335.1 million in the first six months of 2011 from $319.9 million in the first six months of 2010. Comparable store net sales decreased 6.2% for the first half of 2011, compared to an increase of 6.7% for the first half of the prior year. Non-comparable store net sales increased $35.2 million over the prior year. The Company opened 27 new stores during the first six months of 2011 and as of June 30, 2011, operated 250 stores in 46 states and Canada.

Gross profit increased 4.9% to $117.5 million as gross margin increased to 35.1% from 35.0% in the same period of 2010. SG&A expenses increased 15.6% to $99.5 million, or 29.7% of net sales, for the first half of 2011 compared to $86.1 million, or 26.9% of net sales, for the first half of 2010.

Net income decreased 31.1% to $11.1 million, or $0.39 per diluted share, in the first half of 2011 compared to $16.1 million, or $0.57 per diluted share, in the first half of the prior year. Net income for the first six months of 2011 reflects an effective tax rate of 39.1% compared to 38.7% in the first six months of 2010.

Company Outlook

The Company has reiterated its outlook for fiscal 2011 released earlier this month and expects the following:

•	Net sales for the full year in the range of $670 million to $700 million with:

•	Third quarter net sales in the range of $165 million to $180 million, and

•	Fourth quarter net sales in the range of $170 million to $185 million.

•	Comparable store net sales for the full year decreasing in the low single digits with:

•	Third quarter comparable store net sales ranging from a decrease of 1% to an increase of 8%, and

•	Fourth quarter comparable store net sales ranging from a decrease of 3% to an increase of 6%.

•	The opening of 13 to 17 new store locations in the second half of the year, for a total of 40 to 44 new store locations in 2011.

•	Earnings per diluted share for the full year 2011 in the range of approximately $1.00 to $1.15, each based on a diluted share count of approximately 28.5 million shares, with:

•	Third quarter earnings per diluted share in the range of $0.21 to $0.31, and

•	Fourth quarter earnings per diluted share in the range of $0.39 to $0.44.

Mr. Griffiths concluded, “With the long-term investment we have made in our team and our systems, we expect to drive growth in the second half of the year to meet our strategic plans and revised financial targets for the full year. We are pleased with the progress we are making on our sourcing initiatives, including our competitive line reviews from which we expect significant benefits in the fourth quarter of 2011. We expect that these sourcing initiatives will provide us greater flexibility in our marketing programs, helping us to attract consumers whom we anticipate will remain cautious in the second half of the year, while at the same time allowing us to expand operating margins. Overall, we remain committed to our value proposition and expect to gain market share in the fragmented wood flooring market.”

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, July 26, 2011, at 10:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through August 2, 2011 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 374756. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 250 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators low priced product, much of which is in-stock and ready for delivery.

Named one of Forbes’ 100 Most Trustworthy Companies of 2010, the Company’s quality products—such as Bellawood Prefinished Hardwood and Morning Star Bamboo—regularly appear on popular television shows, such as Extreme Makeover: Home Edition and HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators

Daniel Terrell/Ashleigh McDermott

Tel: (757) 566-7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2011	December 31, 2010
Assets	(unaudited)
Current Assets:
Cash and Cash Equivalents	$33,356	$34,830
Merchandise Inventories	182,279	155,131
Prepaid Expenses	5,262	4,837
Other Current Assets	8,845	8,007

Total Current Assets	229,742	202,805
Property and Equipment, net	39,788	35,314
Other Assets	4,277	4,171

Total Assets	$273,807	$242,290

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts Payable	$40,973	$33,744
Customer Deposits and Store Credits	19,506	12,039
Accrued Compensation	1,499	2,460
Sales and Income Tax Liabilities	3,175	2,859
Other Current Liabilities	6,715	5,585

Total Current Liabilities	71,868	56,687

Deferred Rent	3,156	2,746
Deferred Tax Liability	1,914	2,352

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,754,984 and 27,472,680 outstanding, respectively)	28	27
Additional Capital	105,855	100,531
Retained Earnings	91,009	79,947
Accumulated Other Comprehensive Loss	(23)	—

Total Stockholders’ Equity	196,869	180,505

Total Liabilities and Stockholders’ Equity	$273,807	$242,290

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net Sales	$175,460	$168,674	$335,140	$319,869
Cost of Sales	115,736	110,134	217,623	207,825

Gross Profit	59,724	58,540	117,517	112,044

Selling, General and Administrative Expenses	51,051	43,863	99,504	86,076

Operating Income	8,673	14,677	18,013	25,968

Interest and Other Income, net	(67)	(135)	(155)	(228)

Income Before Income Taxes	8,740	14,812	18,168	26,196

Provision for Income Taxes	3,453	5,719	7,104	10,135

Net Income	$5,287	$9,093	$11,064	$16,061

Net Income per Common Share—Basic	$0.19	$0.33	$0.40	$0.59

Net Income per Common Share—Diluted	$0.19	$0.32	$0.39	$0.57

Weighted Average Common Shares Outstanding:
Basic	27,687,617	27,385,644	27,630,250	27,334,753
Diluted	28,430,209	28,292,014	28,404,455	28,236,422

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2011	2010
Cash Flows from Operating Activities:
Net Income	$11,064	$16,061
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	3,992	2,580
Stock-Based Compensation Expense	1,935	1,532
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(27,185)	(9,804)
Accounts Payable	7,084	365
Customer Deposits and Store Credits	7,470	4,052
Prepaid Expenses and Other Current Assets	(1,642)	(1,803)
Other Assets and Liabilities	735	(390)

Net Cash Provided by Operating Activities	3,453	12,593

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(8,297)	(8,394)

Net Cash Used in Investing Activities	(8,297)	(8,394)

Cash Flows from Financing Activities:
Proceeds from the Exercise of Stock Options	2,116	1,321
Excess Tax Benefits on Stock Option Exercises	1,414	1,107
Common Stock Purchased Pursuant to Equity Compensation Plans	(140)	(133)

Net Cash Provided by Financing Activities	3,390	2,295
Effect of Exchange Rates on Cash and Cash Equivalents	(20)	—
Net (Decrease) Increase in Cash and Cash Equivalents	(1,474)	6,494
Cash and Cash Equivalents, Beginning of Period	34,830	35,675

Cash and Cash Equivalents, End of Period	$33,356	$42,169